Exhibit (e)(16)
Distribution Agreement
Exhibit A
Pacific Select Fund
Portfolios

Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Mid-Cap Value Portfolio
Small-Cap Index Portfolio	Main Street Core Portfolio
Dividend Growth Portfolio	Emerging Markets Portfolio
Cash Management Portfolio
American Funds Asset Allocation Portfolio	High Yield Bond Portfolio
American Funds Growth Portfolio	Managed Bond Portfolio
American Funds Growth-Income Portfolio	Inflation Managed Portfolio
Large-Cap Value Portfolio	Comstock Portfolio
Technology Portfolio	Mid-Cap Growth Portfolio
Short Duration Bond Portfolio	Real Estate Portfolio
Floating Rate Loan Portfolio	Small-Cap Equity Portfolio
Diversified Bond Portfolio	Focused 30 Portfolio
Growth LT Portfolio	Inflation Protected Portfolio

Portfolio Optimization Conservative
Portfolio Optimization Moderate-Conservative	Portfolio Optimization Moderate
Portfolio Optimization Growth	Portfolio Optimization Aggressive-Growth
Pacific Dynamix Portfolios and Underlying Portfolios

Pacific Dynamix — Conservative Growth	PD Small-Cap Growth Index
Pacific Dynamix — Moderate Growth	PD Aggregate Bond Index
Pacific Dynamix — Growth	PD High Yield Bond Index
PD Large-Cap Value Index	PD International Large-Cap
PD Large-Cap Growth Index	PD Emerging Markets
PD Small-Cap Value Index
Effective: May 1, 2011, agreed to and accepted by:

PACIFIC SELECT FUND

By:		By:

	Name:		Name:

	Title:		Title:

PACIFIC SELECT DISTRIBUTORS, INC.

By:		By:

	Name:		Name:

	Title:		Title: